As filed with the Securities and Exchange Commission on July ___, 2008

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Composite Technology Corporation
(Exact name of registrant as specified in charter)

Nevada	59-2025386
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2026 McGaw Avenue
Irvine, California 92614
(949) 428-8500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Benton H Wilcoxon
Chairman of the Board
2026 McGaw Avenue
Irvine, California 92614
(949) 428-8500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Kevin K. Leung, Esq.
Ryan S. Hong, Esq.
Richardson & Patel LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024
(310) 208-1182

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.     ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.     ☐

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.     ☐

CALCULATION OF REGISTRATION FEE
		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered (1)	Price per Share	Offering Price	Fee

Common Stock, $0.001 par value	58,787,877	$1.21	$71,133,331	$2,795.54

Total	58,787,877	$1.21	$71,133,331	$2,795.54

(1)
Pursuant to Rule 416 under the Securities Act of 1933, these shares include an indeterminate number of shares of common stock issuable as a result of stock splits, stock dividends, recapitalizations or similar events.

(2)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high price of $1.21 and the low price of $1.20 on the Over the Counter Bulletin Board on July 17, 2008.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

(Subject To Completion, Dated July __, 2008)

PROSPECTUS

COMPOSITE TECHNOLOGY CORPORATION

58,787,877 SHARES OF COMMON STOCK

This prospectus covers the resale by the selling shareholder of up to 58,787,877 shares of our common stock, $0.001 par value. The securities will be offered for sale by the selling shareholder identified in this prospectus in accordance with the terms described in the section of this prospectus entitled “Plan of Distribution.” We will not receive any of the proceeds from the sale of the common stock by the selling shareholder.

Our securities are not listed on any national securities exchange or the Nasdaq Stock Market. Our common stock is quoted on the OTC Bulletin Board under the symbol “CPTC.” On July 17, 2008, the closing sale price of our common stock on the OTC Bulletin Board was $1.21 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE OUR SECURITIES ONLY IF YOU CAN AFFORD LOSING YOUR ENTIRE INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 5 FOR A DISCUSSION OF THESE AND OTHER RISKS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ______, 2008.

About This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock. You should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. Consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of our common stock.

SUMMARY

This summary contains basic information about us and this offering. You should read the entire prospectus carefully, including the “Risk Factors” section and the documents incorporated by reference into this prospectus, including our financial statements and the related notes included in those documents before making an investment decision. Some of the statements contained in this prospectus and the documents incorporated herein by reference are forward-looking statements and may involve a number of risks and uncertainties. Our actual results and future events may differ significantly from these predictions based upon factors, including, but not limited to, those set forth below in the section entitled “Risk Factors”. You should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

In this prospectus, we refer to Composite Technology Corporation and its subsidiaries as “we,” “our,” or “CTC,” or “the Company.” We refer to our subsidiaries collectively as “Subsidiaries.”

Our Company

We are a leading innovator in renewable and energy efficient electrical energy products. CTC’s products share the common goal of providing improved performance in electrical transmission systems and wind energy generators to the utility customer. CTC products benefit from proprietary and patented technology and processes that result in next generation products that we believe have substantial economic benefits over similar traditional products. These products include our Aluminum Conductor Composite Core or, ACCC, conductors and our DeWind 8.2 wind energy generators.

Operating Divisions

We operate through two divisions accounted for as separate segments, CTC Cable and DeWind. CTC Cable operates under the name CTC Cable Corporation. This division sells ACCC conductors, an advanced composite core overhead electrical transmission conductor, as well as manufactures and sells the composite core component of the ACCC conductor and various accessories.

In July 2006, CTC acquired EU Energy Ltd. (“EU” or “EUE”), a manufacturer of world-class wind generation turbines under the brand name, “DeWind.” Since the acquisition, we have continued to operate EU Energy Ltd. and its subsidiaries, and have also organized DeWind’s US operations under a new corporation, DeWind Inc. These companies form CTC’s wind energy turbine division. To reflect the recent diversification as a result of the merger, our shareholders passed a resolution authorizing that the corporation’s name be changed to “CTC Energy, Inc.” at the annual meeting of our shareholders held on March 6, 2007.

We were incorporated in Florida on February 26, 1980 and reincorporated in Nevada on June 27, 2001. We maintain our principal offices at 2026 McGaw Avenue, Irvine, California 92614. Our telephone number at that address is (949) 428-8500. Our Website address is www.compositetechcorp.com. The information contained on our Website is not a part of this prospectus. Further, our reference to this website is intended to be inactive textual reference only.

Shares Registered in this Prospectus

Private Placement of Shares of Common Stock

On May 9, 2008, and June 26, 2008 we closed a financing transaction with Credit Suisse Securities (Europe) Limited (“CSE”) in which we sold 13,333,333 and 45,454,544 shares of our common stock, par value $0.001 per share (“Shares”), respectively.

On May 9, 2008, we sold CSE, 13,333,333 Shares at $0.75 per share for an aggregate purchase price of $10,000,000. Pursuant to Call Option Deed, CSE also received warrants to purchase an aggregate of 45,454,544 Shares until June 30, 2008 at an exercise price of $0.88 per share.

On June 26, 2008, CSE exercised their warrants and purchased 45,454,544 Shares at $0.88 per share for an aggregate purchase price of $40,000,000.

We received all of the gross proceeds from each transaction. No party acted as a placement agent or finder in connection with the placement of the Shares in either the May or June 2008 financings.

We have included the 58,787,877 Shares in this Registration Statement.

The Offering

Common Stock offered by the selling shareholder	58,787,877 shares
Shares of our Common Stock outstanding as of July 10, 2008	285,540,654 shares
Selling shareholder	See “Selling shareholder” for more information on the selling shareholder in this transaction
Use of Proceeds	We will not receive any proceeds from the sale of shares in this offering
Trading symbol	CPTC

RISK FACTORS

An investment in the securities offered under this prospectus involves a high degree of risk. In addition to the other information in this prospectus and the documents incorporated by reference in this prospectus, the following risk factors should be considered carefully in evaluating our company and our business. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of CTC. Do not place undue reliance on the forward-looking statements in this document, which are only predictions and speak only as of the date on the cover of this prospectus. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this prospectus, including the matters set forth below and in our other SEC filings which are incorporated in this prospectus by reference. These risks and uncertainties could cause our actual results to differ materially from those indicated in the forward-looking statements. We undertake no obligation to update or publicly announce revisions to any forward-looking statements to reflect future events or developments, except as required by law.

Risks Related To Our Company

WE EXPECT FUTURE LOSSES AND OUR FUTURE PROFITABILITY IS UNCERTAIN.

Prior to acquiring Transmission Technology Corporation, or TTC, in November 2001, we were a shell corporation having no operating history, revenues from operations, or assets since December 31, 1989. We have recorded approximately $42 million in ACCC product sales since inception and we have $37 million in Turbine and related services revenues since the acquisition of DeWind on July 3, 2006. Historically, we have incurred substantial losses and we may experience significant quarterly and annual losses for the foreseeable future. We may never become profitable. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. We expect the need to significantly increase our product development and product prototype and equipment prototype production expenses, as necessary. As a result, we will need to generate significant revenues and earnings to achieve and maintain profitability.

WE HAVE A SIGNIFICANT PORTION OF OUR CURRENT REVENUES AND ORDER BOOKINGS WITH A SMALL NUMBER OF CUSTOMERS.

For both our cable and turbine business units, revenues recognized over the past two fiscal quarters and order bookings received to date are concentrated with a very small number of customers, primarily our Cable customer in China, a Cable customer in Poland, and for turbine related contracts, orders to our Chinese licensees, Czech customer, and a customer in Argentina. The loss of one or more of our customers or material changes to the contracts with or payment terms of these customers may result in a significant business interruption through reduced revenues, reduced cash flows, delays in revenues or cash flows and such delays or reductions could have a material impact on the future revenue growth and profitability of the Company.

OUR INDEPENDENT AUDITORS HAVE ISSUED A QUALIFIED REPORT AS OF AND FOR THE YEAR ENDED SEPTEMBER 30, 2007 WITH RESPECT TO OUR ABILITY TO CONTINUE AS A GOING CONCERN, AND WE MAY NEVER ACHIEVE PROFITABILITY.

Since inception, our accountants have issued a report relating to our audited financial statements which contains a qualification with respect to our ability to continue as a going concern because, among other things, our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future or to obtain the necessary financing to meet our obligations and repay our liabilities from normal business operations when they come due. There is no guarantee that the products will be accepted or provide a marketable advantage, and therefore, no guarantee that the commercialization will ever be profitable. For the six months ended March 31, 2008 we had a net loss $17,330,617 and negative cash flows from continuing operations of $18,747,050. For the year ended September 30, 2007, we had a net loss of $44,483,482 and negative cash flows from operations of $21,839,550. For the fiscal year ended September 30, 2006, we had a net loss of $28,523,192 and negative cash flows from operations of $6,263,703. For the fiscal year ended September 30, 2005, we had a net loss of $40,163,407 and negative cash flows from operations of $12,449,211.

BECAUSE WE ARE IN AN EARLY STAGE OF COMMERCIALIZATION, OUR LIMITED HISTORY OF CABLE OPERATIONS AND OUR EARLY STAGE OF COMMERCIALIZATION FOR OUR NEW WIND PRODUCTS MAKES EVALUATION OF OUR BUSINESS AND FUTURE GROWTH PROSPECTS DIFFICULT.

Since our reorganization in 2001, we have had a limited operating history and are at an early stage of commercialization of a new technology product to a market reluctant to accept new technologies. We made our ACCC available and entered into our first commercial agreement in 2003. We recently acquired our wind energy division in July 2006.

Our electric cable conductor technology is a relatively new advance for the electrical utility industry technology and has not yet achieved widespread adoption. Our wind turbine technology for our next generation of wind turbines is commercially unproven and has not achieved commercial adoption. We do not have enough experience in selling our products at a level consistent with broad market acceptance and do not know whether we can do so and generate a profit. As a result of these factors, it is difficult to evaluate our prospects, and our future success is more uncertain than if we had a longer or more proven history of operations.

IF OUR CONDUCTOR AND TURBINE PRODUCTS ARE NOT ACCEPTED BY OUR POTENTIAL CUSTOMERS, IT IS UNLIKELY THAT WE WILL EVER BECOME PROFITABLE.

The electrical utility industry has historically used a variety of technologies which have been proven over time to be reliable. Compared to these conventional technologies, our technology is relatively new and unproven, and the number of companies using our technology is limited. The commercial success of our conductor product will depend upon the widespread adoption of our technology as a preferred method by major utility companies to transmit electricity and the commercial success of our turbine products will depend on our ability to convince wind farm operators that our new turbine design will result in a reliable and efficient wind turbine. In order to be successful, our products must meet the technical and cost requirements for electric generation and transmission within the electric utility industry. Market acceptance will depend on many factors, including:

(i) the willingness and ability of customers to adopt new technologies;

(ii) our ability to convince prospective strategic relationships and customers that our technology is an attractive alternative to conventional methods used by the electric utility industry;

(iii) our ability to convince operators and designers of wind farms to use our wind energy turbines that incorporate our WinDrive® power train solution;

(iv) our ability to change our customers' evaluation of the economics of power line construction, changing their focus on limiting initial capital costs to evaluating the cost and benefit of the full life of a line liberating capital funding to acquire our products that can overall reduce costs in power transmission; and

(v) our ability to sell sufficient quantities of our products.

Because of these and other factors, our products may not gain market acceptance or become the industry standard for the electrical utility industry. The failure of utility companies to purchase our products would have a material adverse effect on our business, results of operations and financial condition.

OUR NEW DEWIND D8.2 MODEL HAS NOT BEEN SUCCESSFULLY OPERATED IN REAL WORLD WIND GENERATION APPLICATIONS IN ALL OF OUR POTENTIAL MARKETS. THE WINDRIVE TM DRIVETRAIN IS UNPROVEN IN FULLY COMMERCIAL WIND GENERATION APPLICATIONS.

The DeWind D8.2 model incorporates the Voith WinDrive® component as a key modification to our existing turbine technology. However, we have not successfully completed the tests required to obtain certification to utilize this technology in wind generation applications in 60 Hertz, the frequency used in the United States and other key growth markets. Certification involves erecting the turbine on a test location site and conducting and evaluating the results of tests under real world conditions. If the certification is not obtained, is delayed due to product performance issues or regulatory concerns, we may be required to perform additional re-engineering or redesign work resulting in additional product delays. Such delays may require additional investment in product development. If we are not certified in a timely manner, our current and potential customers may cancel their orders and require the refund of any advance payments they may have made. Finally, any business decisions made based on the assumption of cash flows from these turbines will have to be re-evaluated, our forecasted revenues forecast may not be attained, additional costs may be incurred, and our business may be significantly impacted.

WE ARE INVOLVED IN LITIGATION WITH FKI PLC RELATED TO THE STRUCTURE OF THE CAPITAL ACCOUNTS OF SEVERAL OF THE GERMAN AND UK SUBSIDIARIES OF THE COMPANY WHICH MAY FORCE THESE SUBSIDIARIES INTO TECHNICAL INSOLVENCY.

We have filed suit with FKI, plc, a prior owner of DeWind and has claimed that FKI improperly repaid loans made between DeWind and FKI prior to the acquisition of DeWind by EU Energy in 2005 and seeks to recover the funds. FKI has filed suit against certain of the UK subsidiaries for reimbursement of bond guarantees claimed by DeWind customers in 2005 and has successfully obtained judgments against these UK subsidiaries for 2.2 million Euros. If the Company defaults on these payments, if the Company does not successfully prevail on the claim of the improper loan repayments, and if the CTC parent does not elect to support the subsidiaries through capital infusions, certain of the UK and German subsidiaries may be forced into technical insolvency under German and UK corporate law. In this event, certain key assets of the Company may be at risk primarily the D8.2 50 hertz prototype, certain portions of the acquired intellectual property and rights to payments under our turbine licensing agreements with our turbine partners in China. The Company has recorded a liability for the 2.2 million Euros but has not recorded a receivable for the funds claimed to be owed by FKI.

ALTHOUGH OUR DEWIND SUBSIDIARY HAS SUCCESSFULLY PRODUCED WIND TURBINES IN THE PAST, DEWIND HAS NOT PRODUCED A TURBINE COMMERCIALLY FOR OVER A YEAR AND HAS LIMITED OPERATIONAL PRODUCTION CAPABILITY.

As a result of strategic management decisions and direct marketing efforts related to our new D8.2 turbines, DeWind has not produced wind turbines at commercially viable levels since 2005 and the first commercial shipments of wind turbines occurred in late calendar year 2007. This lack of production experience and know-how may result in additional costs or delays when commercial production is resumed. We are currently evaluating our commercial production options including the use of contract facilities at various locations around the world. We have limited experience contracting out for such facilities which may involve additional expenditures or product issues including inadequate product quality or product shipment delays. We may also not adequately transition the required production knowledge resulting in additional costs or delays until such time as the contractor solutions are sufficiently efficient, or if quality is not sufficiently high for our turbine products.

OUR DEWIND PRODUCTS UTILIZE TECHNOLOGY AND INTELLECTUAL PROPERTY OWNED BY OTHER ENTITIES AND WE MAY BE REQUIRED TO LICENSE THIS TECHNOLOGY OR BE PREVENTED FROM SELLING OUR PRODUCTS BY OTHERS.

For our legacy turbine installations and our D6 and D8 commercial turbine models, we are subject to the licensing requirements of General Electric Corporation, and potentially others, for the conversion of rotational power into usable electricity and for connection of the turbine to the power grid. In addition, General Electric has prohibited the sale of certain of our turbines that utilize their technology into territories such as the United States and Canada and requires us to pay a royalty on turbines using their technology in other territories. In the future, we may be subject to additional restrictions on or license fees payable for our turbines which may negatively impact our business. Further, other wind energy manufacturers, including without limitation, General Electric, may file intellectual property infringement claims on our new turbines, file injunctions against their sale or delivery, or attempt to impose additional licensing requirements which, even if adjudicated in our favor, may result in the delay of payments or deliveries which could significantly impact our business.

OUR WIND TURBINES HAVE VERY LONG SALES AND PRODUCTION CYCLES AND OUR TURBINES ARE TYPICALLY FINANCED BY BANKS AND OTHER LENDING INSTITUTIONS. OUR BUSINESS COULD BE ADVERSELY AFFECTED FOR GLOBAL CHANGES TO THE WORLD WIND ENERGY, REGULATORY, OR WORLD FINANCIAL MARKETS.

Our wind turbines require the sourcing of turbine parts as much as eight months in advance of production and the cycle from turbine sale to commissioning in the field is typically a twelve to eighteen month cycle. Our turbines are sold under long term contracts that typically require financing from banks and other lending institutions. These institutions often have a worldwide presence and may be subject to international risks which may limit their ability to issue additional financing. The geographical market for our turbines is limited to those locations where sufficient, reliable wind speeds exist to make a wind turbine farm an economically viable endeavor. Such locations may cross political boundaries including national, state/province, or local government involving a variety of regulations and regulatory oversight. While we are currently focusing our near term efforts in geographies with stable governments, future growth will depend on sales into less stable governments where it may be difficult to obtain the necessary financing or regulatory approvals. Our future business may be negatively impacted by the geo-political uncertainties inherent in current sales prospects such as Eastern Europe, South America, and Asia.

WE HAVE SUBSTANTIAL EXPOSURE TO EXCHANGE RATE RISK AS WE PURCHASE A SUBSTANTIAL QUANTITY AND VALUE OF TURBINE PARTS FROM EUROPEAN BASED SUPPLIERS AND WE HAVE SIGNIFICANT LIABILITIES DENOMINATED IN FOREIGN CURRENCIES.

Over the past 18 months, the US Dollar has significantly weakened against foreign currencies, notably the Euro. When the Company purchased the DeWind subsidiary in July, 2006, the Dollar to Euro exchange rate was approximately $1.29 to the Euro. As of March 31, 2008 the exchange rate was $1.58 to the Euro for a 22.5% decline in the dollar from July 3, 2006 to March 31, 2008. We currently do not hedge our foreign currency risk.

We currently purchase significantly all of our turbine components and parts from overseas suppliers, primarily in Europe and a significant percentage of our parts are payable in Euros. We have contractual commitments with certain key suppliers that call for payment denominated in the Euro. We also have contractual commitments under past warranties that call for payments in Euros. To the extent that the Dollar to Euro exchange rates change significantly, any such change could have a material impact on the operations and financial results of the company.

OUR INABILITY TO RAISE ADDITIONAL WORKING CAPITAL AT ALL OR TO RAISE IT IN A TIMELY MANNER COULD NEGATIVELY IMPACT OUR ABILITY TO FUND OUR OPERATIONS, TO GENERATE REVENUES, AND TO OTHERWISE EXECUTE OUR BUSINESS PLAN, LEADING TO THE REDUCTION OR SUSPENSION OF OUR OPERATIONS AND ULTIMATELY LIQUIDATION OF OUR BUSINESS.

While we have raised significant capital in the past through our debt offerings and private equity placements, we anticipate that the sales of our ACCC conductor and DeWind turbines may not be sufficient enough to sustain our operations, and further anticipate that we will continue to incur net losses due to our costs exceeding our revenues for an indefinite period of time. For these reasons, we believe that we may need to raise additional capital until such time, if any, as we become cash-flow positive. It is likely that we will continue to seek to raise money through public or private sales of our securities, debt financing or short-term loans, corporate collaborations or a combination of the foregoing. Our ability to raise additional funds in the public or private markets will be adversely affected if the results of our business operations are not favorable, if any products developed are not well-received or if our stock price or trading volume is low. Moreover, additional funding may not be available on favorable terms to us, or at all. To the extent that money is raised through the sale of our securities, the issuance of those securities could result in dilution to our existing shareholders. If we raise money through debt financing, we may be required to secure the financing with all of our business assets, which could be sold or retained by the creditor should we default in our payment obligations. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, we may not be able to complete the commercialization of any products that we may have developed. As a result, we may be required to discontinue our operations without obtaining any value for our products under development, which could eliminate shareholder equity, or we could be forced to relinquish rights to some or all of our products in return for an amount substantially less than we expended to develop such products.

IF WE FAIL TO PROPERLY MANAGE OUR GROWTH EFFECTIVELY, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

The transition from a small company focused on research and development of our products to a company with the additional focus on commercial production, marketing, and sales has placed and will continue to place a significant strain on our managerial, operational, and financial resources. The failure to manage our sales and growth effectively could have a material adverse effect on our business, results of operations and financial condition. Significant additional growth will be necessary for us to achieve our plan of operation.

WE MUST PROTECT OUR PROPRIETARY RIGHTS TO PREVENT THIRD PARTIES FROM USING OUR TECHNOLOGY OR VERY SIMILAR TECHNOLOGY; PROPRIETARY RIGHTS LITIGATION COULD BE TIME-CONSUMING AND EXPENSIVE.

Failure to adequately protect our proprietary rights could enable third parties to use our technology, or very similar technology, and could reduce our ability to compete in the market, and any proprietary rights litigation could be time consuming and expensive to prosecute and defend. Due to the importance of proprietary technology in the electrical utility and wind energy industries, establishment of patents and other proprietary rights is important to our success and our competitive position. Performance in the electrical utility and wind energy industries can depend, among other factors, on patent protection. Accordingly, we have filed patent applications in the U.S. and internationally for all aspects of our composite materials, conductor and wind energy turbine products and processes, including aspects of our product other than the conductor core, and intend to devote substantial resources to the establishment and protection of patents and other proprietary rights. Despite our efforts to establish and protect our patents or other proprietary rights, unauthorized parties may attempt to copy aspects of our technology or to obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Our means of establishing and protecting our proprietary rights may not be adequate and our competitors may independently develop similar technology, duplicate our products or design around our patents or our other proprietary rights. As a result, our business involves a risk of overlap with third party patents and subsequent litigation with competitors or patent-holders. Any claims, with or without merit, could be time-consuming, result in costly litigation, or cause us to enter into licensing agreements.

WE OCCASIONALLY MAY BECOME SUBJECT TO LEGAL DISPUTES THAT COULD HARM OUR BUSINESS.

We have from time to time become engaged in, legal disputes such as claims by consultants or other third parties. These disputes could result in monetary damages or other remedies that could adversely impact our financial position or operations. We believe these claims are without merit and intend to vigorously defend against them. However, even if we prevail in disputes such as this, the defense of these disputes will be expensive and time-consuming and may distract our management from operating our business.

WE DEPEND ON KEY PERSONNEL IN A COMPETITIVE MARKET FOR SKILLED EMPLOYEES AND FAILURE TO ATTRACT AND RETAIN QUALIFIED EMPLOYEES COULD SUBSTANTIALLY HARM OUR BUSINESS.

We rely to a substantial extent on the management, marketing and product development skills of our key employees, particularly Benton H Wilcoxon, our Chief Executive Officer, Marvin Sepe, our Chief Operating Officer and Domonic J. Carney, our Chief Financial Officer. If Messrs. Wilcoxon, Sepe, or Carney were unable to provide services to us for whatever reason, our business would be adversely affected. Neither Mr. Wilcoxon, Mr. Sepe, nor Mr. Carney has entered into an employment agreement with the Company. In addition, our ability to develop and market our products and to achieve profitability will depend on our ability to attract and retain highly talented personnel. We face intense competition for personnel from other companies in the electrical utility industry. The loss of the services of our key personnel or the inability to attract and retain the additional, highly-talented employees required for the development and commercialization of our products, may significantly delay or prevent the achievement of product development and could have a material adverse effect on us.

A FAILURE TO ESTABLISH AND MAINTAIN RELATIONSHIPS WITH STRATEGIC SUPPLIERS, CONTRACTORS, AND LICENSEES MAY HARM OUR BUSINESS.

Our success is dependent upon establishing and maintaining relationships with strategic contractors, suppliers and licensees, such as our relationships with General Cable, Lamifil, Midal, and Jiangsu as our conductor wrapping licensees with TECO as our wind turbine assembly contractor and with Voith as our WinDrive® torque converter supplier. We face numerous risks in successfully obtaining suitable strategic relationships on terms consistent with our business model, including, among others:

(i) we must typically undergo a lengthy and expensive process of building a relationship with a potential strategic supplier or licensee before there is any assurance of an agreement with such party;

(ii) we must persuade conductor manufacturers with significant resources to rely on us for critical technology on an ongoing and continuous basis rather than trying to develop similar technology internally;

(iii) we must persuade potential contractors and suppliers to bear retooling costs associated with producing our products; and

(iv) we must successfully transfer technical know-how to our suppliers, contractors, and licensees.

Moreover, the success of our business model also depends on the acceptance of our products by the utility companies who have historically been conservative in their adoption of new products and technologies into their infrastructure. Further, our strategic licensees will be selling our products that may compete with their existing or future conductor products. Our licensees are not required to sell our products and they are not prohibited from discounting the prices of their products below our prices.

Our business could be seriously harmed if: (i) we cannot obtain suitable strategic suppliers, contractors, and licensees; (ii) our cable licensees fail to achieve significant sales of ACCC conductor or products incorporating our technology; (iii) we fail to successfully transfer the supply chain management and knowledge transfer to our TECO turbine assembly contractor, (iv) we fail to maintain our relationship with Voith for our WinDrive® supply, or (v) we otherwise fail to implement our business strategy successfully.

WE CANNOT CONTROL THE COST OF OUR RAW MATERIALS, WHICH MAY ADVERSELY AFFECT OUR BUSINESS.

Our principal ACCC conductor raw materials are glass and carbon fibers, plus various polymer resins and aluminum. Our wind turbine products use industrial metals such as steel and aluminum along with carbon fiber. The prices for these raw materials are subject to market forces largely beyond our control, including energy costs, organic chemical feed stocks, market demand, and freight costs. The prices for these raw materials have varied significantly and may vary significantly in the future. We may not be able to adjust our product prices, especially in the short-term, to recover the costs of increases in these raw materials. Our future profitability may be adversely affected to the extent we are unable to pass on higher raw material and energy costs to our customers.

INTERRUPTIONS OF OUR KEY SUPPLIES MAY AFFECT OUR RESULTS OF OPERATIONS AND FINANCIAL PERFORMANCE.

Certain turbine components including high quality bearings used in our gearboxes and the Voith torque converter are produced by a few suppliers worldwide and are subject to delivery allocation. Interruptions or shortages of supplies from our key suppliers of raw materials or turbine parts suppliers could disrupt production or impact our ability to increase production and sales. We use a limited number of sources for most of the other raw materials and turbine parts. We do not have long-term or volume purchase agreements with most of our suppliers, and may have limited options in the short-term for alternative supply if these suppliers fail, for any reason, including their business failure or financial difficulties, to continue the supply of materials or components. Moreover, identifying and accessing alternative sources may increase our costs, extend the advance purchase time prior to delivery, or both.

WE ARE CONTROLLED BY A SMALL NUMBER OF SHAREHOLDERS, WHOSE INTERESTS MAY DIFFER FROM OTHER SHAREHOLDERS.

As of July 11, 2008, Credit Suisse Securities (Europe) Limited. owned approximately 23.7% of the outstanding common stock and Benton H Wilcoxon, our Chairman of the Board and Chief Executive Officer, and Michael Porter, former CTC President and former majority shareholder of EU Energy in the aggregate beneficially own or control approximately 10% of the outstanding common stock. As a result, these persons have controlling influence in determining the outcome of any corporate matters submitted to our shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. They also have the power to prevent or cause a change in control. The interests of these shareholders may differ from the interests of the other shareholders, and may limit the ability of other shareholders to affect our management and affairs.

WE HAVE AND WILL LIKELY CONTINUE TO EXPERIENCE CUSTOMER CONCENTRATION, WHICH MAY EXPOSE US TO ALL OF THE RISKS FACED BY OUR POTENTIAL MATERIAL CUSTOMERS.

For our cable business segment, for the year ended September 30, 2007 one customer in China represented approximately 76% of our recorded revenues and one customer represented 18% of our recorded cable business. The customer in China is expected to represent in excess of 50% of our cable revenue for the next two fiscal quarters.

For our turbine business segment, three customers in Europe amounted to 27%, 13%, and 13% of 2007 revenues and two customers in China amounted to 16% and 14% of 2007 revenues. We announced in March, 2007 that we had signed a contract with one customer representing an approximate $40 million order for delivery in fiscal 2008. In June, 2007 we announced the due to non-payment of the required progress payments that this contract was declared in default by the Company. In January, 2007 we announced an order from one turbine customer in Europe representing approximately 35% of our September 30, 2007 backlog and between June and August, 2007 we announced orders from one turbine customer in South America that represents approximately 40% of our September, 2007 backlog.

Until and unless we secure multiple customer relationships, it is likely that we will experience periods during which we will be highly dependent on one or a limited number of customers. Dependence on a single or a few customers will make it difficult to satisfactorily negotiate attractive prices for our products and will expose us to the risk of substantial losses if a single dominant customer stops conducting business with us. Moreover, to the extent that we may be dependent on any single customer, we could be subject to the risks faced by that customer to the extent that such risks impede the customer's ability to stay in business and make timely payments to us.

OUR BUSINESS MAY BE SUBJECT TO INTERNATIONAL RISKS.

We are pursuing international business opportunities, including in Europe, India, China, Mexico, Brazil, the Middle East, certain far eastern countries and Africa. As to international business in the Middle East, our current target markets include Saudi Arabia, Qatar, United Arab Emirates, Oman, Bahrain, Libya, and Jordan. In Africa we are actively pursuing South Africa and Kenya as well as engaging in discussions with engineering companies that bid on trans-African projects. There are no special additional risks related to these countries that are not disclosed in the list of risks affecting most international business. To date, except for our manufacturing arrangement in Bahrain, we have not engaged in any transactions on these countries. Our wind segment has historically operated only in Western Europe, primarily Germany and Austria prior to 2007 when we began to expand our production to the United States. Our Cable business model has been implemented in the United States, Canada, Europe, Bahrain, and China. We produce the ACCC core in the United States for delivery to our wrapping partners under manufacturing and distribution agreements for ACCC deliveries made to date in the United States and China. Expansion internationally will depend on our adaptation of this model to other international markets and may be costly and time consuming. Risks inherent in international operations in general include:

(i) unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers;

(ii) challenges in staffing and managing foreign operations;

(iii) differences in technology standards, employment laws and business practices;

(iv) longer payment cycles and problems in collecting accounts receivable;

(v) political instability;

(vi) changes in currency exchange rates;

(vii) currency exchange controls; and

(viii) potentially adverse tax consequences.

In particular, certain of our target markets in the Middle East include Iraq and Afghanistan in which there is considerable violent instability that may affect our ability to operate in those markets.

COMPLIANCE WITH ENVIRONMENTAL REGULATIONS COULD INCREASE OUR OPERATING COSTS, WHICH WOULD ADVERSELY AFFECT THE COMMERCIALIZATION OF OUR TECHNOLOGY.

Our intended operations are subject to various federal, state, and local laws and regulations relating to the protection of the environment. These environmental laws and regulations, which have become increasingly stringent, are implemented principally by the Environmental Protection Agency and comparable state and foreign agencies, and govern the management of hazardous wastes, the discharge of pollutants into the air and into surface and underground waters, and the manufacture and disposal of certain substances. There are no material environmental claims currently pending or, to our knowledge, threatened against us. In addition, we believe our planned operations will be implemented in compliance with the current laws and regulations. We estimate that any expenses incurred in maintaining compliance with current laws and regulations will not have a material effect on our earnings or capital expenditures. However, there can be no assurance that current regulatory requirements will not change, that currently unforeseen environmental incidents will not occur, or that past non-compliance with environmental laws will not be discovered.

CHANGES IN INDUSTRY STANDARDS AND REGULATORY REQUIREMENTS MAY ADVERSELY AFFECT OUR BUSINESS.

As a manufacturer and distributor of wire and conductor products we are subject to a number of industry standard-setting authorities, such as the Institute of Electrical and Electronic Engineers, the Europe based International Council on Large Electric Systems, the American Society of Testing and Materials and the Canadian Standards Association. In addition, many of our products may become subject to the requirements of federal, state and local or foreign regulatory authorities. Changes in the standards and requirements imposed by such authorities could have a material adverse effect on us. In the event we are unable to meet any such standards when adopted our business could be adversely affected. In addition, changes in the legislative environment could affect the growth and other aspects of important markets served by us. While certain legislative bills and regulatory rulings are pending in the energy and telecommunications sectors which could improve our markets, any delay or failure to pass such legislation and regulatory rulings could adversely affect our opportunities and anticipated prospects may not arise. It is not possible at this time to predict the impact that any such legislation or regulation or failure to enact any such legislation or regulation, or other changes in laws or industry standards that may be adopted in the future, could have on our financial results, cash flows or financial position.

Our turbines are subject to regulatory approval and certification as described above. Our turbine customers also often rely upon tax credits as incentives to build wind turbine farms. These alternative energy tax credits are designed to promote the building of renewable and alternative energy including wind turbine farms. These tax credits may lapse or expire prior to the installation of turbines or delays in shipments of turbines as the result of production issues. This may result in the loss of such credits to the developer In the United States and elsewhere around the world. These tax credits may be significant enough to swing the difference as to whether a wind farm is economically feasible or not. Currently in the US, such tax credits are set to expire at the end of 2008. While we believe that the credits will be extended in substantially the same form as today, changes to the tax law structure may result in the reduction or elimination of these tax credits.

WE EXPERIENCE COMPETITION FROM OTHER COMPANIES, WHICH COULD RENDER OUR PRODUCTS OBSOLETE OR SUBSTANTIALLY LIMIT THE VOLUME OF PRODUCTS THAT WE SELL. THIS WOULD LIMIT OUR ABILITY TO COMPETE AND ACHIEVE PROFITABILITY.

The markets in which we offer our products are competitive. Our conductor competitors include makers of traditional bare overhead wire and other companies with developmental-stage products that may be marketing or developing products that compete with our products or would compete with them if developed. Our wind competitors include several established and much better capitalized companies such as General Electric and Vestas who could exert downward pricing pressure which could be catastrophic for our wind energy turbine business plan. Our competitors will be able to better access capital. They may also achieve unique technological advances that render our products obsolete or less competitive. We believe our competitors will continue to improve the design and performance of their products and to introduce new products with competitive price and performance characteristics. We expect that we will be required to continue to invest in product development, productivity improvements and customer service and support in order to compete in our markets. Such competitors could develop a more efficient product or undertake more aggressive and costly marketing campaigns than us which may adversely affect our marketing strategies and could have a material adverse effect on our business, results of operations or financial condition. In addition, as we introduce new products, we will compete directly with a greater number of companies. There is no assurance that we will compete successfully against current or future competitors nor can there be any assurance that competitive pressures faced by us will not result in increased marketing costs, loss of market share or otherwise will not materially adversely affect our business, results of operations and financial condition.

OUR INTEGRATION OF THE EU ENERGY/DEWIND ACQUISITION IS CONTINUING AND MAY CONTINUE TO CONSUME SIGNIFICANT RESOURCES AND MANAGEMENT TIME

Management spent a significant amount of time and effort on the integration of the EU Energy/DeWind acquisition and additional work to complete the integration is expected to continue into 2008. If we cannot integrate the products effectively or if management spends too much time on integration issues, it could harm our business, financial condition and results of operations. The difficulties, costs and delays involved in integrating the companies, which could be substantial, include the following:

-	distraction of management and other key personnel from the business of the combined company;
-	integrating technology, product lines, services and development plans;
-	inability to demonstrate to customers and suppliers that the business combination will not result in adverse changes in product standards or business focus;
-	inability to retain and integrate key personnel;
-	disruptions in the combined sales forces that may result in a loss of current customers or the inability to close sales with potential customers;
-	expending time, money and attention on integration that would otherwise be spent on developing either company's own products and services;
-	additional financial resources that may be needed to fund the combined operations; and
-	impairment of relationships with employees and customers as a result of changes in management.

THE COMPANY HAS HAD A HISTORY OF MATERIAL WEAKNESSES IN THE ACCOUNTING, FINANCIAL, AND BUSINESS CONTROL STRUCTURE AND THE ACQUISITION OF EU ENERGY/DEWIND HAS RESULTED IN ADDITIONAL SARBANES-OXLEY ISSUES AND MATERIAL WEAKNESSES IN THE CONTROL STRUCTURE.

The Company has determined that the internal control structure of the consolidated entity has material weaknesses which will require the investment of additional resources to mitigate and resolve. Prior to the acquisition on July 3, 2006, DeWind was a UK company that was not previously subject to the requirements of the Sarbanes-Oxley Act of 2002. The operations of DeWind are material to the results of the post-acquisition combined entity and management’s initial assessment of the DeWind control structure has identified several additional key material control weaknesses that may require the investment of additional resources. The Company may be required to hire additional employees, consult with expert advisors, invest in Informational Technology, and provide for additional Board oversight including additional independent directors, and audit committee, and an internal audit function. These remediation efforts may consume additional financial resources resulting in additional expense to the company.

OUR TITLE 11 PROCEEDINGS MAY RESULT IN A NEGATIVE PUBLIC PERCEPTION OF US THAT MAY ADVERSELY AFFECT OUR RELATIONSHIPS WITH CUSTOMERS, AS WELL AS OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

We filed for bankruptcy in May 2005. Although our plan of reorganization was confirmed by the Bankruptcy Court and we have exited bankruptcy in August 2006, our Title 11 filing may hinder our ongoing business activities and our ability to operate, fund and execute our business plan by:

(i) impairing relations with existing and potential customers;

(ii) negatively impacting our ability to attract, retain and compensate key executives and associates and to retain employees generally;

(iii) limiting our ability to obtain additional funding; and

(iv) impairing present and future relationships with strategic partners.

Risks Related To Our Securities

THERE IS CURRENTLY A LIMITED TRADING MARKET FOR OUR COMMON STOCK, SO YOU MAY BE UNABLE TO LIQUIDATE YOUR SHARES IF YOU NEED MONEY.

Our common stock is traded in the Over-the-Counter market through the OTC Bulletin Board. There is currently an active trading market for the common stock; however there can be no assurance that an active trading market will be maintained. Trading of securities on the OTC Bulletin Board is generally limited and is effected on a less regular basis than that effected on other exchanges or quotation systems, such as the NASDAQ Stock Market, and accordingly investors who own or purchase common stock will find that the liquidity or transferability of the common stock is limited. Additionally, a shareholder may find it more difficult to dispose of, or obtain accurate quotations as to the market value, of common stock. There can be no assurance that the common stock will ever be included for trading on any stock exchange or through any other quotation system, including, without limitation, the NASDAQ Stock Market.

THE APPLICATION OF THE PENNY STOCK RULES COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

As long as the trading price of our common stock is below $5.00 per share, the open-market trading of our common stock will be subject to the penny stock rules. The penny stock rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors, generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser's written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability of broker-dealers to sell the common stock and may affect a shareholder's ability to resell the common stock. Shareholders should be aware that, according to Securities and Exchange Commission Release No. 34-29093, dated April 17, 1991, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include: (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses.

THE PRICE OF OUR COMMON STOCK IS VOLATILE. VOLATILITY MAY INCREASE IN THE FUTURE, WHICH COULD AFFECT OUR ABILITY TO RAISE CAPITAL IN THE FUTURE OR MAKE IT DIFFICULT FOR INVESTORS TO SELL THEIR SHARES.

The market price of our common stock may be subject to significant fluctuations in response to our operating results, announcements of new products or market expansions by us or our competitors, changes in general conditions in the economy, the financial markets, the electrical power transmission and distribution industry, or other developments and activities affecting us, our customers, or our competitors, some of which may be unrelated to our performance. The sale or attempted sale of a large amount of common stock into the market may also have a significant impact on the trading price of our common stock. During the last 12 months, the closing bid prices for our common stock have fluctuated from a high of $2.22 to a low of $0.70. Fluctuations in the trading price or liquidity of our common stock may adversely affect our ability to raise capital through future equity financings

WE DO NOT ANTICIPATE PAYING DIVIDENDS IN THE FORESEEABLE FUTURE. THE LACK OF DIVIDENDS MAY REDUCE YOUR RETURN ON AN INVESTMENT IN OUR COMMON STOCK.

To the extent we have earnings; we plan to use them to fund our operations. We have not paid dividends on the common stock and do not anticipate paying such dividends in the foreseeable future. We cannot guarantee that we will, at any time, generate sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock. Therefore, any return on your investment would derive from an increase in the price of our stock, which may or may not occur. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted. If a securities class action suit is filed against us, we would incur substantial legal fees and our management's attention and resources would be diverted from operating our business in order to respond to the litigation.

THE EXERCISE PRICE OR CONVERSION PRICE OF OUTSTANDING OPTIONS, WARRANTS AND CONVERTIBLE NOTES MAY BE LESS THAN THE CURRENT MARKET PRICE FOR OUR COMMON SHARES. IN THE EVENT OF THE EXERCISE OF THESE SECURITIES, A SHAREHOLDER COULD SUFFER SUBSTANTIAL DILUTION OF HIS, HER OR ITS INVESTMENT IN TERMS OF THE PERCENTAGE OWNERSHIP IN US AS WELL AS THE VALUE OF THE COMMON SHARES HELD.

As of July 11, 2008, 38,631,635 common shares are issuable upon exercise of all outstanding options, warrants and conversion of convertible notes for less than the market price of $1.36 per share. Cash proceeds resulting from the full exercise and conversion of these securities would be approximately $27,141,000. The exercise or conversion of these securities could result in the substantial dilution of the company in terms of a particular percentage ownership in the company as well as the book value of the common shares. The sale of a large amount of common shares received upon exercise of these options or warrants on the public market to finance the exercise price or to pay associated income taxes, or the perception that such sales could occur, could substantially depress the prevailing market prices for our shares. Full conversion of such shares would increase the outstanding common shares by 13.5% to approximately 325,193,000 shares.

The exercise price or conversion price of outstanding options, warrants and convertible notes may be less than the current market price for our common shares. In the event of the exercise of these securities, a shareholder could suffer substantial dilution of his, her or its investment in terms of the percentage ownership in us as well as the book value of the common shares held. At the July 11, 2008 market price of $1.36 per share, 38,631,635 shares would be exercisable or convertible for less than the market prices. Full exercise and conversion of these below market shares would result in us receiving cash proceeds of $27,141,000 and would increase the outstanding common shares by 13.5% to approximately 325,193,000 shares.

OUR FUTURE REVENUE IS UNPREDICTABLE AND COULD CAUSE OUR OPERATING RESULTS TO FLUCTUATE SIGNIFICANTLY FROM QUARTER TO QUARTER.

Our quarterly revenue and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. Our CTC Cable business has a significant portion of its revenue sourced from one customer in China and revenue recognition is determined by shipment of products to this customer subject to their delivery schedules. Our DeWind business has historically had a significant portion of its revenue sourced from a small number of customers and is subject to delivery schedules determined by these customers. Since our revenues may fluctuate and are difficult to predict, and our expenses are largely independent of revenues in any particular period, it is difficult for us to accurately forecast revenues and profitability.

OUR BUSINESS IS SUBJECT TO A VARIETY OF ADDITIONAL RISKS, WHICH COULD MATERIALLY ADVERSELY AFFECT QUARTERLY AND ANNUAL OPERATING RESULTS, INCLUDING:

(i) market acceptance of our composite technologies by utility companies and our technologically improved wind turbine by wind farm operators;

(ii) significant delays in sales that could adversely impact our cash flow relating to turbine purchase delays or additional potential lengthy lead times for the implementation of new lines or the reconductoring of existing lines;

(iii) the loss of a strategic relationship or termination of a relationship with a conductor partner;

(iv) announcements or introductions of new technologies or products by us or our competitors;

(v) delays or problems in the introduction or performance of enhancements or of future generations of our technology;

(vi) failures or problems in our utility conductor product, particularly during the early stages of the introduction of the product;

(vii) delays in the adoption of new industry standards or changes in market perception of the value of new or existing standards;

(viii) competitive pressures resulting in lower revenues;

(ix) personnel changes, particularly those involving engineering and technical personnel;

(x) costs associated with protecting our intellectual property;

(xi) potential failures by customers to make payments under their contracts;

(xii) market-related issues, including lower ACCC conductor demand brought on by excess conductor inventory and lower average selling prices for ACCC conductor as a result of market surpluses and lower market demand for wind turbines;

(xiii) increased costs or shortages of key raw materials including aluminum, carbon fiber and glass fiber and turbine components;

(xiv) regulatory developments; and

(xv) general economic trends and other factors.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling shareholder. All proceeds from the sale of the shares offered under this prospectus will be for the account of the selling shareholder, as described below in the sections entitled “Selling shareholder” and “Plan of Distribution.” With the exception of any brokerage fees and commission which are the obligation of the selling shareholder, we are responsible for the fees, costs and expenses of this offering which are estimated to be $29,000, inclusive of our legal and accounting fees, printing costs and filing and other miscellaneous fees and expenses.

SELLING SHAREHOLDER

We are registering 58,787,877 shares of our common stock issued pursuant to the May and June 2008 financings.

We are registering the shares of common stock in order to permit the selling shareholder to offer the shares for resale from time to time. The selling shareholder have not had any material relationship with us within the past three years, other than the ownership of the securities registered hereby and unless otherwise indicated by footnote.

The selling shareholder may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

SELLING SECURITY HOLDER	BENEFICIALLY OWNED SHARES BEFORE OFFERING	SHARES TO BE SOLD IN THE OFFERING	PERCENTAGE OF OUTSTANDING BENEFICIALLY OWNED AFTER OFFERING

Credit Suisse Securities (Europe) Limited (1)	58,787,877	58,787,877	*

*Less than 1%.

(1)
The natural person with voting and investment powers for this shareholder is Leland Goss. Credit Suisse Securities (Europe) Limited is affiliated with Credit Suisse (USA), Inc. a broker-dealer. The security holder acquired the securities in the ordinary course of business and at the time of the acquisition of the securities, the holder had no agreements or understandings, directly or indirectly, with any person to distribute the securities or any underlying warrant shares.

PLAN OF DISTRIBUTION

The selling shareholder has advised us that the sale or distribution of our common stock owned by the selling shareholder may be effected directly to purchasers by the selling shareholder, and as principal or through one or more underwriters, brokers, dealers or agents from time-to-time in one or more transactions (which may involve crosses or block transactions) (i) on the OTC Bulletin Board or any other market on which the price of our shares of common stock are quoted, or (ii) in transactions otherwise than on the OTC Bulletin Board or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling shareholder or by agreement between the selling shareholder and underwriters, brokers, dealers or agents, or purchasers. If the selling shareholder effects such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholder or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling shareholder and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling shareholder is advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling shareholder are registered to sell securities in all 50 states. In addition, in certain states the shares of common stock in this offering may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

Credit Suisse Securities (Europe) Limited (“CSE”) is affiliated with a U.S. broker-dealer. It is under common control by Credit Suisse Group AG, a company organized under the laws of Switzerland, which controls Credit Suisse U.S., a U.S. broker-dealer. CSE is not a broker-dealer in the United States.

CSE has represented to us that they (1) purchased the shares being registered for resale in the ordinary course of business and (2) at the time of purchase, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

We will pay all of the expenses incident to the registration, offering, and sale of the shares of common stock to the public hereunder other than commissions, fees, and discounts of underwriters, brokers, dealers and agents. We estimate that the expenses of the offering to be borne by us will be approximately $29,000. We will not receive any proceeds from the sale of any of the shares of common stock by the selling shareholder.

The selling shareholder has been advised that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling shareholder, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling shareholder or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling shareholder are distributing shares covered by this Prospectus. The selling shareholder is advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying Registration Statement must be filed with the Securities and Exchange Commission (“SEC” or “Commission”).

LEGAL MATTERS

Richardson & Patel LLP, Los Angeles, California, will issue an opinion about the legality of the securities offered by this prospectus. Richardson & Patel LLP owns warrants to purchase 191,466 shares of our common stock at $2.00 per share.

EXPERTS

The consolidated financial statements of Composite Technology Corporation, and the related financial statement schedule, incorporated by reference from the Company's Annual Report on Form 10-K/A for the year ended September 30, 2007, and the effectiveness of the Company's internal control over financial reporting, have been audited by SingerLewak LLP, an independent registered public accounting firm, as stated in their report (which report (1) expresses an unqualified opinion on the consolidated financial statements and financial statement schedules and includes an explanatory paragraph referring to the ability to continue as a going concern and (2) expresses a qualified opinion on the effectiveness of internal control over financial reporting) which is incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy materials that we have filed with the SEC at the following SEC public reference room:

100 F Street, N.E.
Room 1024
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC; our SEC filings are also available to that site: http://www.sec.gov.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), including any filings after the date of this prospectus, until the offering is completed. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.

•	Our Annual Report on Form 10-K for our fiscal year ended September 30, 2007, as amended.

•	Our Quarterly Report on Form 10-Q for our fiscal quarters ended December 31, 2007 and March 31, 2008.

•	Our Current Reports on Form 8-K, as filed on May 9, 2008, May 20, 2008, and July 2, 2008.

•
The description of our common stock, contained in our Registration Statement on Form 10-SB12-G filed on June 9, 2000, under Section 12(g) of the Exchange Act, and any further amendment or report filed hereafter for the purpose of updating any such information.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

You may request a copy of these filings, at no cost, by writing to us at the following address or calling us at Composite Technology Corporation, 2026 McGaw Avenue, Irvine, California 92614, (949) 428-8500.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted under Section 78.037 of the Nevada Corporation Law. As permitted by Section 78.037 of the Nevada Corporation Law, our Bylaws and Articles of Incorporation also include provisions that eliminate the personal liability of each of its officers and directors for any obligations arising out of any acts or conduct of such officer or director performed for or on behalf of CTC. To the fullest extent allowed by Section 78.751 of the Nevada Corporation Law, we will defend, indemnify and hold harmless its directors or officers from and against any and all claims, judgments and liabilities to which each director or officer becomes subject to in connection with the performance of his or her duties and will reimburse each such director or officer for all legal and other expenses reasonably incurred in connection with any such claim of liability. However, we will not indemnify any officer or director against, or be reimburse for, any expense incurred in connection with any claim or liability arising out of the officer's or director's own gross negligence or willful misconduct.

The provisions of our Bylaws and Articles of Incorporation regarding indemnification are not exclusive of any other right of CTC to indemnify or reimburse our officers or directors in any proper case, even if not specifically provided for in our charter or Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers or controlling persons, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

COMPOSITE TECHNOLOGY CORPORATION

PROSPECTUS

58,787,877 SHARES OF COMMON STOCK

____________, 2008

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR A PROSPECTUS SUPPLEMENT TO MAKE YOUR INVESTMENT DECISION. NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN GIVEN OR AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT, REGARDLESS OF THE TIME OF DELIVERY OF PROSPECTUS OR ANY SALE OF THE SHARES.

PART II

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee, all amounts are estimates.

Type	Amount
SEC Filing Fee	$2,795.54

Blue Sky Fees and Expenses	1,000.00 *
Legal Fees	15,000.00 *
Accounting Fees and Expenses	5,000.00 *
Miscellaneous	5,000.00 *

Total	$28,795.54*
* Estimate

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted under Section 78.037 of the Nevada Corporation Law. As permitted by Section 78.037 of the Nevada Corporation Law, our Bylaws and Articles of Incorporation also include provisions that eliminates the personal liability of each of its officers and directors for any obligations arising out of any acts or conduct of such officer or director performed for or on behalf of CTC. To the fullest extent allowed by Section 78.751 of the Nevada Corporation Law, we will defend, indemnify and hold harmless its directors or officers from and against any and all claims, judgments and liabilities to which each director or officer becomes subject to in connection with the performance of his or her duties and will reimburse each such director or officer for all legal and other expenses reasonably incurred in connection with any such claim of liability. However, we will not indemnify any officer or director against, or reimburse for, any expense incurred in connection with any claim or liability arising out of the officer's or director's own gross negligence or willful misconduct.

The provisions of our Bylaws and Articles of Incorporation regarding indemnification are not exclusive of any other right of CTC to indemnify or reimburse our officers or directors in any proper case, even if not specifically provided for in our charter or Bylaws.

EXHIBITS

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Description
2.1(1)	Third Amended Chapter 11 Plan of Reorganization with non-material modifications of Composite Technology Corporation
10.1(2)	Subscription Agreement dated as of May 9, 2008 by and among the Registrant and the selling shareholder
10.2(2)	Call Option Deed dated as of May 9, 2008 by and among the Registrant and the selling shareholder
10.3(3)	Subscription Agreement dated as of June 26, 2008 by and among the Registrant and the selling shareholder
5.1	Opinion re legality from Richardson & Patel LLP, filed herewith.
23.1	Consent of SingerLewak LLP
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5.1)
23.3	Consent of Chancery (UK) LLP
24.1	Power of Attorney of certain director and officer of the Registrant (included on signature page hereto).

(1)	Incorporated by reference to the Form 8-K filed with the U. S. Securities and Exchange Commission on November 25, 2005.
(2)	Incorporated by reference to the Form 8-K filed with the U.S. Securities and Exchange Commission on May 9, 2008.
(3)	Incorporated by reference to the Form 8-K filed with the U.S. Securities and Exchange Commission on June 26, 2008.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs 1(i) and 1(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

Paragraphs 1(i), 1(ii) and 1(iii) of this section do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(a)   Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) That,

(a)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on July 18, 2008.

COMPOSITE TECHNOLOGY CORPORATION

By:	/s/ BENTON H WILCOXON
Benton H Wilcoxon, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Mr. Benton H Wilcoxon as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement (including all pre-effective and post-effective amendments thereto and all registration statements filed pursuant to Rule 462(b) which incorporate this registration statement by reference), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Signature	Title	Date

/s/ BENTON WILCOXON		July 18, 2008
Benton Wilcoxon	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

/s/ DOMONIC J. CARNEY		July 18, 2008
Domonic J. Carney	Chief Financial Officer (Principal Accounting Officer)

/s/ MICHAEL MCINTOSH		July 18, 2008
Michael McIntosh	Director

/s/ DEAN McCORMICK III		July 18, 2008
Dean McCormick III	Director

/s/ JOHN MITOLA		July 18, 2008
John Mitola	Director